Exhibit 24
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: that I, Jonathan F. Miller, constitute and appoint James G. Gallagher, Anne G. Kelly, and Sean S. Sullivan as true and lawful attorney-in-fact, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities to sign any Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities and Exchange Act of 1934 and the rules thereunder (including any amendments or exhibits thereto and other forms and reports) that I may be required to file with the U.S. Securities and Exchange Commission as a result of my ownership or transactions in securities of AMC Networks Inc., granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. I acknowledge that the attorneys-in-fact and agents, each serving in such capacity as requested herein, are not assuming, nor is AMC Networks Inc.
assuming, any of the responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934. This power of attorney is not intended to, and does not, revoke, or in any way affect, any prior power of attorney that I have executed.

This Power of Attorney shall remain in full force and effect until I no longer am required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by AMC
Networks Inc., unless earlier revoked by me in a signed writing delivered to the foregoing attorneys-in-fact.

In Witness Whereof, I have hereunto signed my name on the 15th day of October, 2013.

/s/ Jonathan F. Miller
JONATHAN F. MILLER